PRESS RELEASE

STEWARDSHIP FINANCIAL CORPORATION

DECLARES CASH DIVIDEND

Midland Park, NJ – April 18, 2012 – The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.04 per share cash dividend. Common stockholders of record as of May 1, 2012 will be paid the dividend on May 15, 2012.

The $0.04 per share dividend represents a reduction from the prior quarterly dividend of $0.05 per share. In announcing the dividend, Chairman William C. Hanse stated, “The Board of Directors made a prudent decision to pay a $0.04 cash dividend on common shares. We remain committed to providing value to our shareholders, while recognizing the responsibility to maintain appropriate capital levels supporting a strong corporation.”

Paul Van Ostenbridge, President and Chief Executive Officer continued, “We are pleased to continue paying a cash dividend despite operating in a challenging economic environment.”

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (3), Westwood and Wyckoff, New Jersey. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s total tithe donations total $7.7 million.

We invite you to visit our website at www.asbnow.com for additional information.

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